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EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors
Pacific Energy Partners, L.P.:

        We consent to the use of our report dated January 28, 2003, with respect to the consolidated balance sheets of Pacific Energy Partners, L.P. as of December 31, 2002 and 2001, and the related consolidated statements of income, partners' capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference.

Very truly yours,

/s/ KPMG LLP

Los Angeles, California
July 2, 2003

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CONSENT OF KPMG LLP